Exhibit 4.1b

                         Certificate of Amendment
                                   to the
                    Restated Certificate of Incorporation
                                     of
                          Executive Telecard, Ltd.


          Executive Telecard, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Executive Telecard, Ltd., held on May 14, 1996, resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the Board of Directors declares it advisable and recommends that the Restated Certificate of Incorporation of the Corporation be amended by striking out all of Article IV of the Restated Certificate of Incorporation and inserting in place thereof:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, with a par value of $0.001."

          RESOLVED, that the Board of Directors declares it advisable and recommends that the Restated Certificate of Incorporation of the Corporation be amended by striking out all of Article V of the Restated Certificate of Incorporation and inserting in place thereof:

          "Meetings of the stockholders may be held within or without the State of Delaware as the by-laws may provide. The books of the Corporation may be kept, subject to any provision contained in Delaware statutes, outside the State of Delaware at such place(s) as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual or Special Meeting of such holders and may not be effected by a consent in writing by any such holders. This Article may not be amended except by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the shares of stock of the Corporation issued and outstanding and entitled to vote."

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said Corporation was duly called upon notice in accordance with Section 222 of the Delaware General Corporation Law and held on July 26, 1996, at which Meeting the stockholders of the Corporation duly approved said proposed amendments by majority vote.

          THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Executive Telecard, Ltd. has caused this Certificate to be signed by Robert N. Schuck, its Executive Vice President, and John J. Gitlin, its Secretary, this 30th day of July, 1996.


                                      By:/s/ Robert N. Schuck
                                           Robert N. Schuck

                                      Its: Executive Vice President



                                      Attest:/s/John J. Gitlin
                                           John J. Gitlin

                                      Its: Secretary